Exhibit 10.1

Execution Copy

11455 El Camino Real, Suite 250

San Diego, CA 92130

(858) 369-7100

June 2, 2023

Dear David,

On behalf of MEI Pharma, Inc. (“MEI”), this letter agreement (the “Agreement”) confirms the terms of your continued employment with MEI and your appointment as the President and Chief Executive Officer of MEI (“CEO”), reporting to the Board of Directors of MEI (the “Board”). This Agreement is effective as of June 2, 2023 (the “Effective Date”).

Term. The initial term of this Agreement shall begin on your Effective Date. The period commencing on the Effective Date and ending on the date on which this Agreement terminates is referred to as the “Term.” Commencing June 8, 2023, during the Term, you shall be nominated (including nomination for reelection) to serve on the Board.

During the Term, you shall devote your full time and attention to promote the business and affairs of MEI and its affiliated entities. You will perform those services customary to the position of President and CEO and such other lawful duties that may be reasonably assigned to you from time to time by the Board, provided those duties are consistent with your position and authority. The foregoing shall not be construed as preventing you from (1) serving on for profit, civic, educational, philanthropic or charitable boards or committees, with the prior written consent of the Chair of the Board, and (2) managing personal, financial and legal affairs, in each case, subject to compliance with this Agreement, provided that such activities are permitted under MEI’s code of conduct and employment policies and do not violate the provisions of the Assignments of Inventions/Proprietary Information section below.

Compensation. Your total compensation package is as follows:

1.

Your will receive an annual base salary of $614,000, payable in accordance with MEI’s regular payroll practices. The annual base salary may be increased in the discretion of the Compensation Committee of the Board (the “Compensation Committee”).

2.

You will be eligible to participate in MEI’s annual bonus plan, in your role as President and CEO, with an annual target of 50% of base salary. Annual bonuses shall be paid at the discretion of the Compensation Committee and may be based on achievement of corporate and individual performance goals established by the Compensation Committee.

3.

(a) As of the Effective Date, you will be granted a stock option with respect to a number of MEI shares that equals 2.5% of the outstanding shares of MEI on the Effective Date, at an exercise price equal to the Nasdaq closing price per share of MEI stock on the Effective Date.

The option will be granted under MEI’s equity compensation plan (the “Plan”) pursuant to the stock option grant agreement attached hereto as Exhibit A.

(b) On February 22, 2023, MEI, Infinity Pharmaceuticals, Inc. (“Infinity”), and Meadow Merger Sub, Inc., a wholly owned subsidiary of the MEI (“Merger Sub”), entered into an Agreement and Plan of Merger whereby Merger Sub will merge with and into Infinity, with Infinity being the surviving entity as a wholly owned subsidiary of MEI (the “Merger”). On the closing date of the Merger, and contingent on consummation of the Merger and subject to your being employed by or providing services to MEI or an affiliate on the date of grant (i.e., the closing date of the Merger), you will be granted an additional stock option for a number of MEI shares that is equal to (i) 2.5% of the outstanding shares of MEI on the closing date of the Merger (calculated immediately following the effective time of the Merger), minus (ii) the number of MEI shares underlying the option granted in paragraph (a) of this Section 3; provided, however, that the aggregate number of shares covered by options granted to you in any calendar year shall not exceed 200,000 shares, consistent with the terms of the Plan. If the full number of options described in this paragraph (b) cannot be granted at the effective time of the Merger because of the per person share limit under the Plan, options for the number of shares that cannot be granted at the effective time of the Merger will be granted under paragraph (c) below. The exercise price of the option granted under this paragraph (b) will be equal to the Nasdaq closing price per share of MEI stock on the date of grant (the closing date of the Merger). The option will be granted under the Plan pursuant to the stock option grant agreement attached hereto as Exhibit A. For the avoidance of doubt, if the Merger is not consummated, no option will be granted under this paragraph (b) or paragraph (c) below; provided, however, if rights to the Infinity compound eganelisib are acquired by MEI in 2023 or 2024 in a transaction that is not the Merger, and some or all of the consideration for the acquisition of such rights is equity (the “Transaction”), an additional stock option will be granted as specified in this Section 3(b) (and paragraph (c) if applicable) with the “effective time of the Transaction” replacing the “effective time of the Merger” and “closing date of the Merger” in the foregoing language.

(c) If any portion of the option described in paragraph (b) is not granted at the effective time of the Merger in 2023 due to the per person share limit under the Plan, on January 2, 2024, you will be granted an additional stock option for a number of MEI shares that is equal to the number of shares for which the option could not be granted under paragraph (b) because of the per person share limit under the Plan, subject to your being employed by or providing services to MEI or an affiliate on the date of grant; provided, however, that if the Plan (or a subsequent equity plan) does not have sufficient shares available to make such equity grant on January 2, 2024, the grant under this paragraph (c) shall be made on the first subsequent date on which sufficient shares are available under the Plan (or a subsequent equity plan) for the option grant, subject to your being employed by or providing services to MEI or an affiliate on the date of grant. The exercise price of the option granted under this paragraph (c) will be equal to the Nasdaq closing price per share of MEI stock on the date of grant. The option will be granted under the Plan pursuant to the stock option grant agreement attached hereto as Exhibit A.

(d) Equity grants will be subject to the generally applicable terms of the Plan.

(e) With respect to 2024 and later years, when options are granted to other senior executives of MEI, the Compensation Committee will recommend to the Board that you be granted options to purchase shares of common stock of MEI or other equity grants on terms comparable to those of other senior executives of MEI. The exercise price of such stock options will be equal to the Nasdaq closing price per share of MEI stock on the date of grant. The equity grants will be made under the Plan or a successor plan and will have vesting and other terms and conditions at least as favorable as the annual equity grants made to other MEI senior executives for the applicable year.

4.

You will be eligible to participate in MEI’s health, retirement, expense reimbursement and other benefit plans as in effect from time to time on terms no less favorable than those provided to other senior executives of MEI. You will receive personal time off (“PTO”) in accordance with MEI policies, which currently provide nine hours of PTO per pay period, as well as paid time off for sick leave and holidays on terms no less favorable than those provided to other senior executives of MEI.

5.

MEI will reimburse you for the reasonable attorneys’ fees and costs incurred by you (up to $7,500) in connection with the drafting, review and negotiation of this Agreement and the agreements ancillary to this Agreement.

Termination of Employment.

Voluntary Termination without Good Reason. You may terminate your employment voluntarily at any time and for any reason by providing MEI with 30 days’ advance notice (or such shorter period of notice as MEI may accept). Upon your voluntary termination of employment (other than for Good Reason as described below), you shall be eligible to receive only salary and PTO amounts that you have earned but that have not yet been paid to you as of your date of termination of employment, and vested benefits under MEI benefit plans.

Termination Upon Death or Disability. If your employment with MEI terminates as a result of your death or Disability (as defined below), you shall be eligible to receive only salary and PTO amounts that you have earned but that have not yet been paid to you, and vested benefits under MEI benefit plans. In addition, if your employment with MEI terminates as a result of your death or Disability, vesting of your outstanding stock options will accelerate to the extent that you will be vested in the same number of options as if you had continued to be employed by MEI for an additional 12 months following your termination date; provided that the vesting of your stock options in the event of your Disability shall be conditioned upon your execution of a customary release of claims in favor of MEI in a form prescribed by MEI (which shall be in the form attached hereto as Exhibit B, subject to such legally required changes as MEI may require) (the “Release”).

Termination for Cause. MEI may terminate your employment for Cause (as defined below) with advance written notice. If your employment with MEI terminates for Cause, you shall be eligible to receive only salary and PTO amounts that you have earned but that have not yet been paid to you as of the date of termination, and vested benefits under MEI benefit plans.

Termination by MEI Other than for Cause. MEI may terminate your employment other than for Cause. Upon your termination of employment other than for Cause, MEI will provide the following to you (in lieu of notice), subject to your executing an effective Release (collectively, the “Severance Benefits”):

1.	12 months of your annual base salary in effect at the time of termination, which shall be payable as a lump sum payment within 60 days following the date of termination.

2.

Subject to your timely election of health care continuation coverage under COBRA, MEI will pay the monthly premium payable to continue your and your eligible dependents’ participation in the MEI’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of 12 months; provided that you are eligible and remain eligible for COBRA coverage; and further provided that in the event you obtain other employment that offers group health benefits, such continuation of coverage by MEI will immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code, this arrangement will be modified to effect a lump sum payment to you of the payment amount described above reduced by applicable withholding taxes.

3.

A prorated annual bonus for the year in which your termination of employment occurs, paid at the same time as bonuses are paid to other employees of MEI, but not later than 2 1⁄2 months after the end of the fiscal year in which the termination date occurs. The prorated bonus will be determined by multiplying the full year annual bonus that would otherwise have been payable to you based on individual performance and the attainment of corporate performance goals, as determined by the Board, by a fraction, the numerator of which is the number of days during which you were employed by MEI in the fiscal year in which the termination date occurs and the denominator of which is 365.

4.

Accelerated vesting of your outstanding MEI stock options so that you will be vested in the same number of options as if you had continued to be employed by MEI for an additional 12 months following your termination date.

MEI’s payment of the Severance Benefits to you shall be conditioned upon your execution of an effective Release. Except for providing you with the Severance Benefits, you are not eligible for any severance pay or other benefits from MEI, other than salary and PTO amounts that you have earned but that have not yet been paid to you, vested benefits under MEI benefit plans (other than any severance plan), and your vested rights under MEI’s equity plans.

Termination for Good Reason. You may terminate your employment for Good Reason (as defined below) by providing written notice to MEI within 60 days after the occurrence of the event constituting Good Reason. The written notice shall contain a detailed description of the event giving rise to your termination for Good Reason. Following the receipt of your notice, MEI shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your notice of termination. If MEI does not correct the act or failure to act, you must terminate your employment for Good Reason within 60 days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Upon your termination of employment for Good Reason during this 60-day period, you will receive the same Severance Benefits as provided in the event of termination by MEI without Cause as described above (and below, if applicable); provided that MEI’s payment of the Severance Benefits shall be subject to your execution of a release, also as described above. Except for providing you with the Severance Benefits, you are not eligible for any severance pay or other benefits from MEI, other than salary and PTO amounts that you have earned but that have not yet been paid to you as of the termination date, vested benefits under MEI benefit plans (other than any severance plan), and your vested rights under MEI’s equity plans.

Change in Control. Notwithstanding the foregoing, if MEI terminates your employment without Cause or you terminate employment for Good Reason, in either case upon or within two years after a Change in Control (as defined below), or if MEI terminates your employment without Cause, within three months prior to a Change in Control at the request of the other party to the Change in Control transaction, then your outstanding stock options will become fully vested and exercisable as of the date of your termination of employment, subject to your execution of an effective Release.

Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

The term “Cause” means a finding by MEI that you have (i) been convicted of, or have pleaded nolo contendere to, a felony or a crime involving moral turpitude, (ii) committed an act of gross negligence or fraud with respect to MEI’s business, (iii) failed, refused or neglected to substantially perform your duties or to implement the lawful directives of the Board that continued for 30 days after you were provided specific written notice thereof, (iv) materially failed to follow MEI’s employment or other applicable policies, or (v) willfully engaged in conduct that is materially injurious to MEI, monetarily or otherwise; provided that you will have 30 days after notice from the Board to cure a failure or a breach set forth above, if curable.

The term “Change in Control” shall mean (i) any “person” (as such term is used in sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of MEI representing more than 50% of the voting power of the then outstanding securities of MEI; provided that a Change in Control shall not be deemed to occur as a result of a transaction in which MEI becomes a subsidiary of another corporation and in which the stockholders of MEI, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or (ii) the consummation of (A) a merger or consolidation of MEI with another corporation where the stockholders of MEI, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of MEI, or (C) a liquidation or dissolution of MEI.

The term “Disability” shall mean that you are eligible to receive long-term disability benefits under MEI’s long-term disability plan.

The term “Good Reason” shall mean the occurrence of one or more of the following without your written consent:

1.	material diminution by MEI of your authority, duties or responsibilities (including reporting to the Board);

2.	material diminution in your base salary;

3.	involuntary relocation to a new place of business greater than 50 miles from MEI’s then current headquarters office; or

4.	any action or inaction that constitutes a material breach by MEI of this Agreement.

Assignments of Inventions/Proprietary Information.

●

Proprietary Information. As a condition of employment as President and CEO, you acknowledge and agree that you remain subject to the terms and conditions of your Employee Proprietary Information and Inventions Agreement, dated April 7, 2014, and attached hereto as Exhibit C (the “Proprietary Information Agreement”), which continues in full force and effect.

●

Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of MEI to engage in conduct protected by this subsection, and you do not need to notify MEI that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Return of Company Property. Upon termination of your employment with MEI for any reason, and at any earlier time requested by MEI, you will deliver to the person designated by MEI all originals and copies of all documents and property of MEI or an affiliate that is in your possession or under your control or to which you may have access. You will not reproduce or appropriate for your own use, or for the use of others, any property, proprietary information or work product of MEI or its affiliates.

Section 409A. This Agreement is intended to comply with the requirements of applicable law. In particular, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption thereto, and payments may only be made to you upon an event and in a manner permitted by Section 409A, to the extent applicable. Separation pay provided under this Agreement is intended to be exempt from Section 409A under the “separation pay” and/or “short-term deferral” exceptions to the maximum permissible extent. If you are considered a “specified employee,” if and to the extent necessary to comply with Section 409A, any payments due to you shall be delayed for a period of six months after your separation from service. Any payment due to you shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of a payment. If the period for executing a release spans two calendar years and the amounts payable to you are subject to Section 409A, payment of any amounts to you in connection with the execution of the release shall be made in the second calendar year. All reimbursements and in-kind benefits provided to you shall be made or provided in accordance with the requirements of Section 409A.

Section 280G. In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2)) to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide you with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide you with a greater net after-tax benefit. The determinations under this provision shall be made as follows:

●

The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4). The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

●

All determinations to be made under this provision shall be made by an independent certified public accounting firm selected by MEI and to which you have agreed immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to you and MEI within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon you and MEI. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this provision shall be borne solely by MEI.

Tax Withholding. MEI shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which MEI is required to withhold. MEI shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

MEI Policies. As an employee of MEI, you are required to comply with all MEI policies and procedures; in particular, you will be required to familiarize yourself with, observe and comply with the rules and policies of MEI as adopted in writing by from time to time, in each case, as amended from time to time, and as delivered or made available to you (each, a “Policy”), including but not limited to prohibiting unlawful harassment and discrimination, confidentiality, assignment of invention rights, and the policy concerning drugs and alcohol. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment Policies, share trading Policies, and other Policies that may be implemented by the Board from time to time with respect to officers of MEI.

Indemnification. You and MEI are party to an Indemnification Agreement, dated as of August 20, 2020, which agreement shall continue to be applicable through the Term of this Agreement unless the parties agree in writing to an amendment of that agreement. Your rights under that agreement shall not be adversely affected by the Change in Control or termination of employment.

Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning your employment by MEI, including your employment agreement with MEI dated March 6, 2014, as amended. This Agreement may be changed only by a written document signed by you and MEI.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of California without regard to rules governing conflicts of law.

By signing below and accepting this Agreement, you will acknowledge and agree that the length of employment, promotions, positive employment reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with MEI and will not create any implied contract requiring cause for termination of employment.

[Signature Page Follows]

Execution Copy

If you agree to the terms of this Agreement, please countersign below where indicated.

Sincerely,

MEI Pharma, Inc.

By:

Title:	Chairman of the Board

Agreement acepted:
	Date:	May 31, 2023 | 2:05 PM PDT

[Signature Page to David Urso Employment Agreement]

EXHIBIT A

MEI PHARMA, INC.

NONQUALIFIED STOCK OPTION GRANT

This NONQUALIFIED STOCK OPTION GRANT, dated as of                      (the “Date of Grant”), is delivered by MEI PHARMA, Inc. (the “Company”) to DAVID URSO (the “Grantee”).

RECITALS

A.     The MEI Pharma, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan (the “Plan”) provides for the grant of Options to purchase Shares. The Company has decided to make an Option grant as an inducement for the Grantee to continue in the employ or service of the Company and its Affiliates and to promote the best interests of the Company and its stockholders. References in this Agreement to the Compensation Committee of the Board of Directors (the “Compensation Committee”) shall include any successor thereto appointed under and in accordance with the Plan. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase [●] Shares at an Exercise Price of [●] per Share. The Option shall become exercisable according to Paragraphs 2 and 3 below.

Exercisability of Option. The Option shall become exercisable on the following dates, if the Grantee continues to be employed by, or provide service to, the Company and any Affiliate on the applicable date:

the Option shall become exercisable with respect to 25% of the Shares subject to the Option on the 12-month anniversary of the Date of Grant; and

the Option shall become exercisable with respect to 2.0833% of the Shares subject to the Option on the first day of each of the next 36 calendar months following the 12-month anniversary of the Effective Date; provided, that effective upon the date of a Change in Control, the Option shall become fully exercisable with respect to all of the shares covered by the outstanding Option; and

if the Grantee’s employment is terminated by the Company without Cause within 3 months prior to a Change in Control, the Option shall become fully exercisable with respect to all of the shares covered by the outstanding Option as of the date of Grantee’s termination of employment, subject to Grantee’s execution of an effective Release (as defined in the Employment Agreement dated June 2, 2023 between the Grantee and the Company (the “Employment Agreement”)); and provided, further, that

The exercisability of the Option is cumulative but shall not exceed 100% of the Shares subject to the Option. If the foregoing schedule would produce fractional Shares, the number of Shares for which the Option becomes exercisable shall be rounded down to the nearest whole Share.

Acceleration of Exercisability. If the Grantee’s employment terminates on account of death or Disability (as defined in the Employment Agreement), the Grantee’s employment is terminated by the Company other than for Cause (as defined in the Employment Agreement), or the Grantee terminates employment with the Company for Good Reason (as defined in the Employment Agreement), the Option shall become exercisable with respect to the same number of shares as if the Grantee had continued to be employed by the Company for an additional 12 months following the termination date. The acceleration of exercisability of the Option in the case of the Grantee’s Disability, termination by the Company other than for Cause, or termination for Good Reason shall be conditioned on the Grantee’s execution of an effective Release.

Term of Option.

The Option shall have a term of 10 years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

The Option shall automatically terminate upon the happening of the first of the following events:

The 91st day following the date the Grantee is no longer employed by, or providing service to, the Company and any Affiliate, if the termination is for any reason other than Disability, death or Cause.

The 1st anniversary of the date the Grantee is no longer employed by, or providing service to, the Company and any Affiliate on account of the Grantee’s death or Disability.

The date on which the Grantee ceases to be employed by, or provide service to, the Company and any Affiliate for Cause. Notwithstanding the prior provisions of this Paragraph 4, if the Grantee engages in conduct that constitutes Cause at any time while the Grantee is employed by, or provides service to, the Company and any Affiliate or after the Grantee’s termination of employment or service, the Option shall immediately terminate, and the Grantee shall automatically forfeit all Shares underlying any exercised portion of the Option for which the Company has not yet delivered the Share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such Shares. Upon any exercise of the Option, the Company may withhold delivery of Share certificates pending resolution of an inquiry that could lead to a finding resulting in forfeiture.

The date of cancellation, termination, or expiration of the Option pursuant to action taken by the Compensation Committee in accordance with Sections 13, 16 or 17 of the Plan.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the 10th anniversary of the Date of Grant; provided however, in the event that on the last business day of the term of the Option (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by the Grantee due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Company and any Affiliate shall immediately terminate.

Exercise Procedures.

Subject to the provisions of Paragraphs 2, 3 and 4 above, the Grantee may exercise part or all of the exercisable portion of the Option by giving the Company written notice of exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised and the method of payment. Payment of the Exercise Price shall be made in accordance with procedures established by the Compensation Committee from time to time based on the type of payment being made but, in any event, prior to issuance of the Shares. The Grantee shall pay the Exercise Price (i) in cash, (ii) unless the Compensation Committee determines otherwise, by delivering Shares owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price, or by attestation (on a form prescribed by the Compensation Committee) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Compensation Committee may approve. In addition, in the event the Compensation Committee so determines, to the extent the Option is at the time exercisable for vested Shares, all or any part of that vested portion may be surrendered to the Company for an appreciation distribution payable in Shares with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the Shares subject to the surrendered portion of the Option exceeds the aggregate Exercise Price payable for those Shares. Notwithstanding any provision contained herein, Shares used to exercise the Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option.

The Company’s obligation to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate by the Compensation Committee, including such actions as Company’s counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent in writing that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other written representation as the Compensation Committee deems appropriate.

All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Compensation Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Company and any Affiliate, as applicable with respect to the Option by having Shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Compensation Committee.

Payment for the Shares to be issued or transferred pursuant to the Option and any required withholding taxes must be received by the Company by the time specified by the Compensation Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such Shares.

Change in Control. Subject to the obligation to accelerate the exercisability of the Option as described in Paragraph 2 hereof, the provisions of the Plan applicable to a Change in Control shall apply to the Option, and, in the event of a Change in Control, the Compensation Committee may take such actions as it deems appropriate pursuant to and in accordance with the Plan.

Restrictions on Exercise. Except as the Company or Compensation Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the personal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Compensation Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) legal requirements applicable to issuance of the Shares, (b) changes in capitalization of the Company and (c) other requirements of applicable law. The Compensation Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. In the event that there is a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern.

No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by, or in the employ or service of, the Company and any Affiliate and shall not interfere in any way with the right of the Company and any Affiliate to terminate the Grantee’s employment or service at any time. The right of the Company and any Affiliate to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

Assignment and Transfers. Except as the Compensation Committee may otherwise permit pursuant to the Plan and as otherwise provided in this Agreement, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in the Plan and this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and Affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent the Grantee is a party to any employment agreement with the Company or any of its subsidiaries that provides for binding arbitration of employment disputes, then any disputes between the Company and the Grantee arising under the Plan or this Agreement shall be arbitrated in accordance with the procedures set forth in such employment agreement.

Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company at MEI PHARMA, Inc., 11455 El Camino Real, Suite 250, San Diego, CA 92130, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company and any Affiliate, as applicable, or to such other address as the Grantee may designate in writing. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

MEI PHARMA, Inc.

By:

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Compensation Committee shall be final and binding.

Grantee:
David Urso

(Print Name)

Date:

NOTICE OF STOCK OPTION EXERCISE

MEI PHARMA, INC.

To:
From:	Name:
Address:

Date:

Exercise

I hereby elect to exercise the following option to purchase shares of MEI PHARMA, Inc. common stock (the “Option”):

Date of Option:

Exercise Price:

Name of Equity Compensation Plan: MEI PHARMA, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan

The Option is:

            X          a nonqualified stock option

I hereby elect to exercise the Option as set forth below.

Number of shares being purchased:	shares

Total price to be paid
(exercise price multiplied by the
number of shares being purchased):	$

Payment is made in:

Cash:	$

Shares of Company stock equal to the exercise price:

If shares of Company stock are being used to exercise the Option, a fully executed Attestation to Ownership is attached.

Tax Withholding For Nonqualified Options:

I elect to have the withholding tax obligations resulting from the exercise of the Option satisfied as follows (based on $             per share as the fair market value of the stock on the date of exercise):

Enclosed is a check in the following amount:	$

Share withholding, not to exceed the minimum applicable withholding amount:	shares

Grantee

Date:

David Urso

Received and Accepted by the Company

MEI PHARMA, Inc.

Date:	By:

Attestation to Ownership of

MEI PHARMA, Inc. Common Stock

Pursuant to the Notice of Stock Option Exercise that I have submitted to MEI PHARMA, Inc. (the “Company”) dated                                              , I am electing to pay the exercise price for the Option by attesting to ownership of the shares listed below, and I hereby tender such shares in payment thereof. I hereby certify that:

1.	I beneficially own shares of Company common stock (the “Swap Shares”) as of the date hereof. These Swap Shares are:

[ ]	Held in my name individually and a photocopy of the stock certificate evidencing my ownership is attached.

[ ]

Held in a brokerage account in my name. A photocopy of a brokerage statement of this account, dated within the preceding 15-day period and showing evidence of ownership of the Swap Shares, is attached. (The Grantee may black out information not relevant to Company stock ownership on the account statement.)

2.

The Swap Shares are held by me as described above and are not held for my benefit by a trustee or custodian in an IRA account or in any other type of employee benefit or tax deferral plan. The Swap Shares are not subject to any liens, claims or encumbrances.

3.	The Swap Shares have been owned by me as described above for at least six months and have not been used or acquired in a stock-for-stock swap transaction within the preceding six months.

Date	Signature of Grantee

Date	Witness

EXHIBIT B

Release Agreement

This Release Agreement (“Release”), dated [                        ] (the “Effective Date”) is made by you, David Urso, in connection with your separation from employment with MEI Pharma, Inc. and its affiliates (“MEI”). Throughout this Release, the term the “MEI” includes all affiliates and related entities, and their current and former trustees, officers, agents, employees, insurers and attorneys, and all other employee benefit plans and arrangements and their administrators, trustees and other fiduciaries, and all successors and assigns of all of the foregoing.

Release of Claims. In exchange for the severance benefits described in your employment agreement with MEI dated June 2, 2023 (the “Employment Agreement”) and other valuable consideration, you hereby waive, to the fullest extent permitted by law, all claims available under federal, state or local law against MEI and the trustees, officers, employees, and agents of MEI, including but not limited to all claims arising out of your employment with MEI or the termination of that employment, and all claims arising under your Employment Agreement or arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Separation Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, California’s Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Business and Professions Code, California Equal Pay Law, California Whistleblower Protection Laws, California Family Rights Act, California Pregnancy Disability Leave Law, California Paid Sick Days, California Labor Code, California WARN law, any applicable California Industrial Welfare Commission Wage Order, wrongful termination in violation of public policy (Tameny claims), the California Constitution or any common law, as well as any claims arising under any federal, state or local fair employment practices statutes, regulations, or ordinances, wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, claims for unpaid wages or other compensation, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. Notwithstanding the foregoing general releases, you acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse, and none of the payments set forth as consideration in this Release are related to sexual harassment or sexual abuse.

You specifically acknowledge that you are aware of and familiar with the provisions of CALIFORNIA CIVIL CODE SECTION 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

For the purpose of implementing a full and complete release, you hereby expressly waive all rights and benefits you may have under this provision, as well as under any other statutes or common law principle of similar effect which provides any remedy of any kind, and acknowledge that the release set forth in this Release is intended to include the discharge of all claims which you do not know or suspect to exist at the time this Release is effective. You agree and acknowledge that this is a knowing and voluntary waiver.

You understand and acknowledge that you are waiving and releasing any rights you may have under the ADEA, and that this waiver and release is knowing and voluntary. You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Release; (b) you have twenty-one (21) days within which to consider this Release; (c) you have seven (7) days following your execution of this Release to revoke this Release; and (d) this Release shall not be effective until after the revocation period has expired. In the event you sign this Release and return it to MEI in less than the twenty-one (21) day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Release. To revoke the Release, you should contact [Insert name or title and address and/or email address].

Notwithstanding the foregoing, you are not waiving your right to (i) any vested benefits under a MEI benefit or equity plan, the rights to which are governed by the terms of the applicable plan documents and/or award agreement, (ii) claims for unemployment or workers’ compensation benefits, (iii) any medical or disability claim incurred during your employment that is payable under an applicable MEI medical or disability plan, (iv) claims arising after the date on which you sign this Release, (v) any rights to indemnification and defense under MEI’s bylaws and under directors and officers insurance with respect to your service as an employee, officer or Board member of MEI, (vii) claims under your Employment Agreement or otherwise as to rights that continue after the termination of employment or (vi) claims that are not otherwise waivable under applicable law.

Continuing Obligations. Whether or not you execute the Release:

a)

Obligations Under the Employee Proprietary Information and Inventions Agreement. You acknowledge, and agree to comply with, the restrictive covenants and obligations of your Employee Proprietary Information and Inventions Agreement dated April 7, 2014 (“Proprietary Information Agreement”) and the Employment Agreement.

b)

Limits on Adverse Comments. Except as provided below, you agree that you will not make or authorize any written or oral statements that are false, disparaging or defamatory about MEI or its affiliates or their respective directors, officers or employees.

c)

Duty of Cooperation. You agree to reasonably cooperate with MEI and its counsel after the termination date with respect to any matter (including any litigation, investigation, or governmental proceeding) which relates to your employment with MEI. This cooperation may include appearing from time-to-time for conferences and interviews at mutually agreeable times and providing the officers of MEI and its counsel with the full benefit of your knowledge with respect to any such matter. MEI agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with such cooperation and mutually agreed upon in advance by you and MEI.

Return of Records and Equipment. On or before your termination date, you will return to MEI all documents, manuals, office equipment, credit cards and other things belonging to MEI which you have borrowed or which you possess or control. To the extent that you have made use of your own personal computing devices (e.g., PDA, laptop, thumbdrive, etc.) during employment with MEI, you agree to delete all MEI property and information from such personal computing devices, and/or permit MEI to remotely delete all MEI property and information from such personal computing devices; provided that information necessary for your continuing service as a member of the Board or as a consultant need not be deleted, subject to review by MEI. You authorize MEI to deduct from your paycheck or amounts paid under this Release any money owed to MEI as a result of items which are not returned or for loans or advances you have received and which remain unpaid, if you agreed to allow such deductions at the time the loans or advances were made and such offset is legally permissible and compliant with Section 409A of the Internal Revenue Code. The obligations described herein are in addition to your obligations to return MEI documents and other property as set forth in the Proprietary Information Agreement.

Reports to Government Entities. Nothing in this Release restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation the Equal Employment Opportunity Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, you are waiving your right to receive any individual monetary relief from MEI or any others covered by the Release of Claims resulting from such claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, MEI will be entitled to an offset for the payments made pursuant to this Release, except where such limitations are prohibited as a matter of law. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Notices. Notices and all other communications provided for in this Release shall be delivered (a) to you, at the last address maintained in MEI’s records, and (b) to MEI, by delivering such notice or communications to the individual and at the address set forth below.

MEI Pharma, Inc.

11455 El Camino Real, Suite 250

San Diego, CA 92130

Attn: General Counsel

Medicare Disclaimer. You represent that you are not a Medicare beneficiary as of the time you enter into this Release. To the extent that you are a Medicare beneficiary, you agree to contact a MEI Human Resources Representative for further instruction.

Limit on Disclosures. You shall not disclose or cause to be disclosed the terms of this Release to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause above or as otherwise permitted by law or as reasonably necessary to enforce your rights under your Employment Agreement or equity arrangements with MEI. This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Nonadmission of Liability. Nothing in this Release is an admission of any wrongdoing, liability or unlawful activity by you or by MEI.

No Other Amounts Due. You acknowledge that MEI has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions as of the date of this Release, and that MEI has no obligation to pay any additional amounts other than the payment(s) described in the Consideration clause of this Release.

Signature. You acknowledge that you have read this Release and you understand it, that you have had twenty-one (21) days to consider the terms of this Release, and that you sign it with the intent to be legally bound.

Employee:                                                                                                                               Date:

Execution Copy

EXHIBIT C

Proprietary Information Agreement

Attached.

C-1

MEI PHARMA, INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by MEI Pharma, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s and/or its Affiliates’ Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its Affiliates. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company [and/or its Affiliates]. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.	ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code

(hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any

2.

and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes,

memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.	GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement

3.

shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors. administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed. or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement. nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: April 7, 2014.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: April 7, 2014

(Signature)

David M. Urso
(Printed Name)
ACCEPTED AND AGREED TO:
MEI PHARMA, INC.
By: Donna Shanske

Title: HR Consultant for MEI Pharma, Inc.

MEI Pharma, Inc.
(Address) 11975 EI Camino Real, Ste. 101
San Diego, CA 92130-2541

Dated: 4-9-2014

4.

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:
(PRINTED NAME OF EMPLOYEE)

SIGNATURE:

Date:

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

TITLE

5.

EXHIBIT B

TO:	MEI PHARMA, INC.

FROM:

DATE:

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by MEI PHARMA, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies).

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐ Additional sheets attached.

6.